Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements Nos. 333-136420 and 333-151298 on Form S-8, and Registration Statement No. 333-148409 on Form S-3 of our reports dated February 27, 2009 (July 8, 2009 as to Notes 2, 3, 6, 15 and 17 and Financial Statement Schedule III), relating to the consolidated financial statements and financial statement schedules of Allied World Assurance Company Holdings, Ltd for the year ended December 31, 2008 appearing in this Current Report on Form 8-K of Allied World Assurance Company Holdings, Ltd dated July 8, 2009.
/s/ Deloitte & Touche
Hamilton, Bermuda
July 8, 2009